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                                                                       EXHIBIT 5
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                    [MUNGER, TOLLES & OLSON LLP LETTERHEAD]

                                August 9, 2000


Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska  68131

Dear Sir or Madam:

     We have acted as counsel to Berkshire Hathaway Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by it with the Securities and Exchange Commission (the "Commission") relating to the registration of 10,056 additional shares of Class B Common Stock, par value $.1667 per share (the "Shares"), of the Company that may be issued by the Company from time to time upon the exercise of options (the "Options") to purchase such Shares under the Berkshire Hathaway Inc. 1996 Stock Option Plan, as Amended and Restated (the "Plan").

     We are familiar with the proceedings taken and to be taken by the Company in connection with the issuance of shares of the Class B Stock under the Plan and the authorization of such issuance thereunder and have also examined and are familiar with originals or copies of such documents, corporate records, and other instruments as we have deemed necessary or appropriate in connection with this opinion, including, without limitation, (i) the Registration Statement,
(ii) the Plan, (iii) the Restated Certificate of Incorporation of the Company,
(iv) the By-Laws of the Company, and (v) resolutions adopted to the date hereof by the Board of Directors of the Company relating to, among other things, the Registration Statement and the Plan. This opinion is delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photocopies, and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein, other than those assumed, we have relied without independent verification upon the documents referred to above, the accuracy of factual matters contained therein, and oral or written statements and representations of officers and other representatives of the Company and others, including public officials.
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MUNGER, TOLLES & OLSON LLP


Berkshire Hathaway Inc.
August 9, 2000
Page 2



     We are members of the Bar of the State of California. This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States. We do not express any opinion as to the laws of any other jurisdiction or as to any other laws of the State of Delaware.

     Based upon and subject to the foregoing, we of the opinion that upon the issuance and sale of the Shares upon the exercise of the Options and the receipt by the Company of the exercise price of such Options, each in the manner contemplated by the Plan, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the Plan, such Shares will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

                         Very truly yours,

                         /s/ Munger, Tolles & Olson LLP

                         Munger, Tolles & Olson LLP